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Exhibit 3.1

CERTIFICATE OF FORMATION OF GMAC ELF LLC

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:30 PM 12/26/2002
020799637 - 3607580

        This Certificate of Formation of GMAC ELF LLC (the "Company"), dated December 26, 2002, is being duly executed and filed by Elizabeth Kim, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, §18-101 et seq., as amended from time to time (the "Act").

1.
Name. The name of the limited liability company formed hereby is "GMAC ELF LLC."

2.
Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.
Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

AUTHORIZED PERSON
By:	/s/ ELIZABETH KIM Elizabeth Kim

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CERTIFICATE OF FORMATION OF GMAC ELF LLC